EMPLOYMENT AGREEMENT


DATE:                  December 18, 1995

PARTIES:               Oregon Metallurgical Corporation,  (the "Company")
                       an Oregon corporation
                       530 34th Avenue S.W.
                       P.O. Box 580
                       Albany, OR  97321

                       David G. Floyd                         ("Employee")
                       950 Kouns Drive N.W.
                       Albany, Oregon  97321


AGREEMENT:

        The parties agree as follows:

SECTION 1. EMPLOYMENT

        1.1    FIXED TERM.   The Company agrees to employ Employee as
its Vice President - Commercial for a term commencing on December
18, 1995, and terminating on December 18, 1997, or until termination in accordance with Section 5. If not terminated in accordance with Section 5, upon expiration of the initial term of this Agreement this Agreement shall automatically renew for successive one (1) year terms thereafter.

        1.2    DUTIES.   Employee accepts employment with the Company on
the terms and conditions set forth in this Agreement, and agrees to devote his full time and attention (reasonable periods of illness excepted) to the performance of his duties under this Agreement.
In general, such duties shall consist of those duties generally performed by the Vice President - Commercial of a corporation engaged in the business of metals manufacturing which include, but are not limited to, the managing, planning, organizing, controlling and coordination of all Sales and Marketing activities of the Company. Employee shall perform such specific duties and shall exercise such specific authority as may be assigned to Employee from time to time by the board of directors or the president of the Company. In performing such duties, Employee shall comply with the policies, standards, and regulations of the Company established from time to time, and shall perform his duties faithfully, intelligently, to the best of his ability, and in the best interest of the Company. The devotion of reasonable periods of time by Employee for personal purposes, outside business activities, or charitable activities shall not be deemed a breach of this Agreement, provided that such purposes or activities do


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not materially interfere with the services required to be rendered to or on behalf of the Company.

SECTION 2. COVENANT NOT TO COMPETE; CONFIDENTIALITY

        2.1    NONCOMPETITION.   During the term of this Agreement and
for a period of one (1) year after the termination of employment with the Company for any reason, Employee shall not, within the United States of America, Japan, United Kingdom, France, Germany, C.I.S., China, Israel, Sweden or Italy, directly or indirectly, (1) own (as a proprietor, partner, stockholder, or otherwise) an interest in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as or act in the capacity of any employee, independent contractor, consultant, or agent of any enterprise engaged directly or indirectly, in the business of buying, selling, producing, or processing titanium or titanium mill products or in competition with any other business conducted by the Company in which the employee was directly involved, except with the prior written consent of the Company.

        2.2    CONFIDENTIALITY.   Employee agrees that contemporaneously
with the execution of this Agreement Employee shall execute
Company's standard form Confidentiality Agreement.

        2.3    RETURN OF DOCUMENTS.   Employee acknowledges and agrees
that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

        2.4    INJUNCTION.   Employee agrees that it would be difficult
to measure damage to the Company from any breach by Employee os
Section 2.1, 2.2, or 2.3 and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee shall breach or take steps preliminary to breaching Section 2.1, 2.2 or 2.3, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

        2.5    NO RELEASE.   Employee agrees that the termination of
employment with the Company or the expiration of the term of this Agreement shall not release Employee from any obligations under
Section 2.1, 2.2, 2.3, or 2.4.


SECTION 3. COMPENSATION

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        3.1    BASE COMPENSATION.   In consideration of all services to
be rendered by Employee to the Company, the Company shall pay to Employee base compensation of One Hundred Thirty Thousand, Four
Hundred Thirty-Nine Dollars ($130,439.00) per year (equivalent to $10,869.92 per month), through December 1997 with annual reviews, payable in equal semi-monthly installments. In addition, the Employee will receive one (1) share of OREMET stock per One Hundred Dollars ($100.00) of W-2 earnings to be paid during the first quarter of each calendar year.

Employee shall not be entitled to cost of living adjustments under this Agreement.

        3.2    ANNUAL BONUS.   Employee will be a participant of the
Annual Bonus Program of the Company, on terms no less favorable than those of other employees with similar responsibilities.

        3.3    LONG TERM INCENTIVE PROGRAM.   Company is in the process
of developing a competitive long-term incentive program and when such program is placed in effect, Employee shall be a participant therein.

        3.4 OTHER BENEFITS. Base compensation and bonus compensation paid to Employee shall be in addition to any contribution made by the Company for the benefit of Employee to the 401(k) plan and any qualified retirement plan maintained by the Company for the exclusive benefit of its salaried employees. The Company shall provide to Employee and Employee's family the same benefits that the Company provides to other salaried employees and their families, subject to Employee's satisfaction of the respective eligibility conditions for such benefits.

        Employee may select an American automobile, in keeping with the Company's tradition, for lease by the Company for Employee's use. Insurance, maintenance and operating costs of the automobile will be paid for by the Company pursuant to current IRS regulations.

        Employee shall obtain an annual physical examination and Company shall pay for said examination.

SECTION 4. EXPENSES

        4.1    REIMBURSEMENT.   Employee shall be entitled to
reimbursement from the Company for reasonable expenses necessarily incurred by Employee in the performance of Employee's duties under this Agreement, upon presentation of vouchers indicating in detail the amount and business purpose of each such expense and upon compliance with the Company's reimbursement policies established from time to time.

SECTION 5. TERMINATION

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        5.1    TERMINATION BY PRIOR NOTICE.   The employment of Employee
by the Company may be terminated by either the Company or Employee upon the giving of Three Hundred Sixty-Five (365) days' prior written notice to the other party during the initial term of this Agreement. After the initial term of this Agreement and during any subsequent renewal term this Agreement may be terminated at any time upon the giving of six (6) months written notice by either party. This Agreement may be terminated at any time upon the mutual written agreement of the Company and Employee.

        5.2    IMMEDIATE TERMINATION.   Notwithstanding Employee's
entitlement to a notice of termination as provided elsewhere in this Agreement, if Employee is terminated for any of the following reasons, Employer may relieve employee of his duties immediately without prior notice. In such event, Employee shall be entitled to receive the benefits provided in paragraphs 5.3 and 5.4:

        5.2.1 Employee willfully and continuously fails or refuses to comply with the policies, standards, and regulations of the Company established from time to time;

        5.2.2 Employee engages in fraud, dishonesty, or any other act of misconduct in the performance of Employee's duties on behalf of the Company;

        5.2.3 Employee fails to perform any provision of this Agreement to be performed by Employee; or

        5.2.4 Employee is deceased or suffers a permanent disability. For purposes of this Agreement, "permanent disability" shall be defined as Employee's inability, due to illness, accident, or other cause, to perform the majority of Employee's usual duties for a period of three (3) consecutive calendar months or for a period of 120 days (whether or not consecutive) during any 365 day period.

        5.3    PRORATION OF BASE COMPENSATION.   Upon the termination of
employment, the base compensation payable to Employee pursuant to
Section 3.1 shall be prorated to the date of such termination, calculated on a calendar year basis.

        5.4    INVOLUNTARY TERMINATION DURING FIRST 18 MONTHS.   In the
event that Employee is involuntarily terminated by Company's president or board of directors during the first eighteen (18) months of this Agreement for reasons other than those specified in
Section 5.2 of this Agreement, then and in that event Employee will receive severance pay equal to twelve (12) months' current base salary.


SECTION 6. VACATION; ILLNESS

        6.1    Vacation.   Employee shall be subject to Company's
vacation policy for salaried employees with Employee being credited for ten (10) years of service

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prior to December 18, 1995, and future years employed will be added to the ten (10) years for purposes of calculating service to determine vacation.

        6.2    ILLNESS.   Subject to Section 5, Employee shall receive
full compensation for any period of illness or incapacity during the term of this Agreement.


SECTION 7. MISCELLANEOUS PROVISIONS

        7.1    BINDING EFFECT.   This Agreement shall be binding on and
inure to the benefit of the parties and their heirs, personal representatives, successors, and, to the extent permitted by
Section 7.2, assigns.

        7.2    ASSIGNMENT.   Except with the other party's prior written
consent, a party may not assign any rights under this Agreement.

        7.3    AMENDMENTS.   This Agreement may be amended only by an
instrument in writing executed by all the parties.

        7.4    HEADINGS.   The headings used in this Agreement are
solely for convenience of reference, are not part of this Agreement, and are not to be considered in construing or interpreting this Agreement.

        7.5    ENTIRE AGREEMENT.   This Agreement (including the
exhibits) sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.

        7.6    COUNTERPARTS.   This Agreement may be executed by the
parties in separate counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

        7.7    SEVERABILITY.   If any provision of this Agreement shall
be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

        7.8    WAIVER.   A provision of this Agreement may be waived
only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.


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        7.9    GOVERNING LAW.   This Agreement shall be governed by and
construed in accordance with the laws of the state of Oregon.

        7.10   VENUE.   This Agreement has been made entirely within the
state of Oregon. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, venue shall be in the federal or state courts in Linn County, Oregon.

        7.11   ARBITRATION.   Any controversy or claim arising out of or
relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration in Albany, Oregon, in accordance with ORS
36.300-36.365, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

THE COMPANY:                                          OREGON METALLURGICAL
                                                      CORPORATION, an Oregon
                                                      corporation

                                                      By: /s/ Carlos E. Aguirre
                                                         _______________________
                                                          President and
                                                          Chief Executive
                                                          Officer


EMPLOYEE:                                             /s/ David G. Floyd
                                                      __________________________
                                                      David G. Floyd